Alexander & Baldwin, Inc. Reports First Quarter 2020 Results

HONOLULU, April 30, 2020 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based real estate investment trust focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the first quarter of 2020.
        Chris Benjamin, A&B president & chief executive officer stated: "Our core commercial real estate ("CRE") business continued with positive results for the first quarter of 2020, although the impacts from the COVID-19 pandemic had not yet been felt to a significant degree. Quarterly results reflect a 19.4% increase in Cash Net Operating Income ("NOI"), 3.7% Same-Store Cash NOI growth and 10.6% growth in comparable leasing spreads for the period."
"From the onset of the COVID-19 pandemic in early-March, the safety and welfare of our customers, tenants and employees has been A&B's highest priority. The Company implemented its business continuity plan and employees have been working remotely, except for essential service positions. Within our CRE portfolio, all of our properties remain open with enhanced safety measures, allowing essential businesses such as grocery stores, pharmacies, take-out food, hardware stores and other needs-based retailers the ability to provide goods and services to our local communities. We are also fortunate that our industrial and ground lease assets provide an additional layer of financial stability. We have been working closely with our tenants, many of whom have, of course, been severely affected by the pandemic."
"Further, we remain focused on our strategic plan to simplify our Company and generate cash to enhance our liquidity, including monetization efforts at Kukui‘ula and Maui Business Park, as well as other potential non-core asset sales. We remain focused on repositioning our Materials & Construction business for eventual monetization. While that segment was negatively impacted by weather, project delays and COVID-19 in the first quarter, we remain hopeful that recent new contract wins and the essential nature of the business, combined with cost-reduction and operational improvement initiatives, will propel the business to positive EBITDA in 2020."
"As we look ahead, we believe it is too early to foresee the full impact of the COVID-19 pandemic. As such, we are withdrawing our previously provided guidance range and our Board has decided to suspend our dividend in anticipation of reduced REIT taxable income. Throughout this period of uncertainty, we are proud of our team and are encouraged by our portfolio's neighborhood-center orientation, with essential grocery and pharmacy anchors, and asset diversity."
Financial Results
•The first quarter of 2020 net income available to A&B common shareholders and diluted earnings per share were $6.2 million and $0.09 per share, respectively, compared to $9.0 million and $0.12 per share in the same quarter of 2019.
•The first quarter of 2020 Nareit-defined Funds From Operations ("FFO") and FFO per diluted share were $15.9 million and $0.22 per share, respectively, compared to $16.4 million and $0.23 per share in the same quarter of 2019.
•The first quarter of 2020 Core FFO and Core FFO per diluted share were $18.3 million and $0.25 per share, respectively, compared to $12.5 million and $0.17 per share in the same quarter of 2019.
Commercial Real Estate (CRE)
•In the first quarter of 2020, CRE revenue increased $6.6 million, or 17.9%, to $43.4 million, as compared to $36.8 million in the same quarter of 2019.
•In the first quarter of 2020, CRE operating profit rose by $2.5 million, or 16.0%, to $18.1 million, as compared to $15.6 million in the same quarter of 2019.
•In the first quarter of 2020, CRE Cash NOI increased by $4.7 million, or 19.4%, to $28.9 million, as compared to $24.2 million in the same quarter of 2019.
•In the first quarter of 2020, Same-Store Cash NOI increased 3.7% compared to the prior year first quarter.

•During the first quarter of 2020, the Company executed a total of 43 leases, covering 200,454 square feet of gross leasable area ("GLA"). Leasing spreads for comparable leases were 10.6% portfolio-wide for the first quarter of 2020 and 4.7% for retail spaces.
•Significant leases executed during the first quarter of 2020 included:
◦Eight executed leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 10,000 square feet of GLA.
◦Six executed leases at Kaka‘ako Commerce Center totaling approximately 11,000 square feet of GLA.
◦Two executed leases at Komohana Industrial Park totaling approximately 99,000 square feet of GLA, taking occupancy to 100%, for a year-over-year occupancy increase of 18.8%.
◦Three executed leases at P&L Warehouse totaling approximately 17,000 square feet of GLA, taking occupancy to 100%, for a year-over-year occupancy increase of 9.1%.
•Overall occupancy was 94.7% as of March 31, 2020, an increase of 180 basis points compared to March 31, 2019. Same-store occupancy was 95.7% as of March 31, 2020, an increase of 280 basis points compared to March 31, 2019.
◦Occupancy in the retail portfolio was 93.3% as of March 31, 2020, a decrease of 160 basis points compared to the same period last year, primarily due to the inclusion of Pu‘unene Shopping Center in portfolio occupancy calculations. Occupancy in the same-store retail portfolio was 95.0% as of March 31, 2020, an increase of 10 basis points compared to the same period last year.
◦Occupancy in the industrial portfolio was 97.4% as of March 31, 2020, an increase of 850 basis points as compared to the quarter ended March 31, 2019, primarily due to positive leasing activity at Komohana Industrial Park and Opule Industrial. Occupancy in the same-store industrial portfolio was 97.2%, an increase of 830 basis points compared to the quarter ended March 31, 2019 due to positive leasing activity at Komohana Industrial Park, Opule Industrial and P&L Warehouse.
CRE Redevelopment
•Aikahi Park Shopping Center redevelopment efforts continue, with modest COVID-19-related timing impacts that are not expected to delay overall project completion. Plans are to improve the shopping experience and provide the surrounding residents and center visitors with community-focused dining, shopping and service options.
Land Operations
•Operating profit was $5.0 million in the first quarter of 2020, as compared to $12.6 million in the first quarter of 2019. The year-over-year decline was attributable to the strategic shift away from development-for-sale projects, having closed out of two such projects since last year.
•The Company continued to monetize land and development-for-sale investments including the following transactions that closed in the first quarter of 2020:
◦Closed 1.8 acres at Maui Business Park.
◦Closed one unit at the Kukui‘ula joint venture project.
Materials & Construction
•Materials & Construction operating loss was $(3.8) million in the first quarter of 2020, as compared to a $(4.5) million loss in the first quarter of 2019.
•Materials & Construction Adjusted EBITDA1 was $(0.4) million for the first quarter of 2020, as compared to $(1.4) million for the first quarter in 2019 due to weather, project delays and COVID-19 impacts in the period.
•The Company continues to evaluate strategic options for the businesses within the M&C segment, and believes stable and improving operations will allow monetization at the appropriate time.
Balance Sheet and Capital Markets Activity
•As of March 31, 2020, the Company had $819.6 million in total debt, which represents 50% of the Company’s total capitalization. Balance sheet capacity and flexibility increased in the quarter as the Company drew on its Revolving Credit Facility in light of the COVID-19 pandemic. Loan maturities for 2020 have been addressed, with 2021 maturities totaling $14.6 million. The Company's debt has a weighted-average maturity of 4.5 years, with a weighted-average interest rate of 4.03%. Seventy-two percent of debt was at fixed rates.

•As of March 31, 2020, the Company had total liquidity of $348.9 million, consisting of cash, cash equivalents and availability on its committed line of credit.
Dividend
•Given the current uncertainty of the economic environment, the Board of Directors has temporarily suspended quarterly dividend distributions. The Company will continue to evaluate dividend declarations each quarter, with the intention of paying 100% of REIT taxable income and will maintain compliance with REIT taxable income distribution requirements for the full year.
Guidance
•Due to current uncertainty amid the ongoing COVID-19 pandemic, the Company is withdrawing its previously provided guidance.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (A&B) is Hawai‘i's premier commercial real estate company and the largest owner of grocery-anchored, neighborhood shopping centers in the state. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, ten industrial assets and four office properties, as well as 154 acres of ground leases. These core assets comprise nearly 70% of A&B's total assets. A&B's non-core assets include renewable energy generation facilities, 27,000 acres of agricultural and conservation land and a vertically integrated paving business. A&B is achieving its strategic objective of becoming a Hawai‘i-focused commercial real estate company by expanding and strengthening its Hawai‘i CRE portfolio and monetizing non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Revenue:
Commercial Real Estate	$43.4	$36.8
Land Operations	11.5	49.0
Materials & Construction	25.9	43.6
Total operating revenue	80.8	129.4
Operating Profit (Loss):
Commercial Real Estate	18.1	15.6
Land Operations	5.0	12.6
Materials & Construction	(3.8)	(4.5)
Total operating profit (loss)	19.3	23.7
Gain (loss) on the sale of commercial real estate properties	0.5	—
Interest expense	(7.8)	(9.1)
Corporate and other expense	(6.2)	(6.2)
Income (Loss) from Continuing Operations Before Income Taxes	5.8	8.4
Income tax benefit (expense)	—	1.1
Income (Loss) from Continuing Operations	5.8	9.5
Income (loss) from discontinued operations	(0.2)	(0.8)
Net Income (Loss)	5.6	8.7
Loss (income) attributable to noncontrolling interest	0.6	0.3
Net Income (Loss) Attributable to A&B Shareholders	$6.2	$9.0

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.09	$0.13
Discontinued operations available to A&B shareholders	—	(0.01)
Net income (loss) available to A&B shareholders	$0.09	$0.12
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.09	$0.13
Discontinued operations available to A&B shareholders	—	(0.01)
Net income (loss) available to A&B shareholders	$0.09	$0.12

Weighted-Average Number of Shares Outstanding:
Basic	72.3	72.1
Diluted	72.5	72.5

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$6.4	$9.8
Discontinued operations available to A&B common shareholders	(0.2)	(0.8)
Net income (loss) available to A&B common shareholders	$6.2	$9.0

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Real estate investments
Real estate property	$1,537.7	$1,540.2
Accumulated depreciation	(133.9)	(127.5)
Real estate property, net	1,403.8	1,412.7
Real estate developments	81.9	79.1
Investments in real estate joint ventures and partnerships	133.4	133.4
Real estate intangible assets, net	71.2	74.9
Real estate investments, net	1,690.3	1,700.1
Cash and cash equivalents	131.6	15.2
Restricted cash	6.1	0.2
Accounts receivable and retention, net	44.3	51.6
Inventories	20.7	20.7
Other property, net	122.4	124.4
Operating lease right-of-use assets	20.9	21.8
Goodwill	15.4	15.4
Other receivables	15.0	27.8
Prepaid expenses and other assets	107.9	107.1
Total assets	$2,174.6	$2,084.3

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$819.6	$704.6
Accounts payable	12.3	17.8
Operating lease liabilities	21.1	21.6
Accrued pension and post-retirement benefits	26.8	26.8
Indemnity holdbacks	7.5	7.5
Deferred revenue	67.4	67.6
Accrued and other liabilities	102.9	103.4
Redeemable Noncontrolling Interest	6.2	6.3
Equity	1,110.8	1,128.7
Total liabilities and equity	$2,174.6	$2,084.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$5.6	$8.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	13.6	10.9
Deferred income taxes	—	—
Loss (gain) on asset transactions, net	(0.5)	(2.6)
Impairment of assets and equity method investments	—	—
Share-based compensation expense	1.5	1.4
(Income) loss from affiliates, net of distributions of income	(2.9)	(0.8)
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	7.0	(11.0)
Inventories	—	(2.5)
Prepaid expenses, income tax receivable and other assets	2.4	(4.5)
Development/other property inventory	(3.2)	27.1
Accrued pension and post-retirement benefits	0.6	1.6
Accounts payable	(3.5)	(4.8)
Accrued and other liabilities	(1.7)	1.1
Net cash provided by (used in) operations	18.9	24.6

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	—	(42.4)
Capital expenditures for property, plant and equipment	(6.2)	(16.6)
Proceeds from disposal of property, investments and other assets	5.9	2.7
Payments for purchases of investments in affiliates and other investments	—	(2.5)
Distributions of capital from investments in affiliates and other investments	3.2	6.6
Net cash provided by (used in) investing activities	2.9	(52.2)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	108.0	41.4
Payments of notes payable and other debt and deferred financing costs	(44.2)	(49.2)
Borrowings (payments) on line-of-credit agreement, net	51.4	3.6
Cash dividends paid	(13.8)	(10.5)
Proceeds from issuance (repurchase) of capital stock and other, net	(0.9)	(1.7)
Net cash provided by (used in) financing activities	100.5	(16.4)

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	122.3	(44)
Balance, beginning of period	15.4	234.9
Balance, end of period	$137.7	$190.9

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations.
Cash NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes Cash NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only those cash income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-cash revenue and expense recognition items, the impact of depreciation and amortization expenses or other gains or losses that relate to the Company's ownership of properties. The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the Company's Commercial Real Estate portfolio as well as trends in occupancy rates, rental rates, and operating costs. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports Cash NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the current and prior calendar year. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets versus from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
Reconciliations of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI are as follows:

	Three Months Ended March 31,
(in millions, unaudited)	2020	2019	Change[1]
Commercial Real Estate Operating Profit (Loss)	$18.1	$15.6	$2.5
Plus: Depreciation and amortization	10.2	7.4	2.8
Less: Straight-line lease adjustments	(0.8)	(1.0)	0.2
Less: Favorable/(unfavorable) lease amortization	(0.3)	(0.4)	0.1
Plus: Other (income)/expense, net	(0.4)	0.1	(0.5)
Plus: Selling, general, administrative and other expenses	2.1	2.5	(0.4)
Cash NOI	28.9	24.2	4.7
Less: Cash NOI from acquisitions, dispositions, and other adjustments	(4.4)	(0.6)	(3.8)
Same-Store Cash NOI	$24.5	$23.6	$0.9
[1] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("Nareit") December 2018 Financial Standards White Paper as follows: net income (calculated in accordance with GAAP), excluding (1) depreciation and amortization related to real estate, (2) gains and losses from the sale of certain real estate assets, (3) gains and losses from change in control and (4) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. The Company presents different forms of FFO:
•"Core FFO" represents a non-GAAP measure relevant to the operating performance of its commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items noted above (i.e., depreciation and amortization related to real estate included in CRE operating profit) and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., unallocated corporate expenses and interest expense attributable to this core business). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to FFO non-GAAP measures reported by other REITs. These other REITs may not define the term in accordance with the current Nareit definition or may interpret the current Nareit definition differently.
Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended March 31,
	2020	2019
Net income (loss) available to A&B common shareholders	$6.2	$9.0
Depreciation and amortization of commercial real estate properties	10.2	7.4
Gain on the sale of commercial real estate properties	(0.5)	—
FFO	$15.9	$16.4
Exclude items not related to core business:
Land Operations Operating Profit	(5.0)	(12.6)
Materials & Construction Operating Loss	3.8	4.5
Loss from discontinued operations	0.2	0.8
Income (loss) attributable to noncontrolling interest	(0.6)	(0.3)
Income tax expense (benefit)	—	(1.1)
Non-core business interest expense	4.0	4.8
Core FFO	$18.3	$12.5

Reconciliations of Core FFO starting from Commercial Real Estate operating profit are as follows:

	Three Months Ended March 31,
	2020	2019
CRE Operating Profit	$18.1	$15.6
Depreciation and amortization of commercial real estate properties	10.2	7.4
Corporate and other expense	(6.2)	(6.2)
Core business interest expense	(3.8)	(4.3)
Core FFO	$18.3	$12.5

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction ("M&C") segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests and asset impairments related to the M&C segment. The Company adjusts EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
Reconciliations of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA are as follows:

	Three Months Ended March 31,
(in millions, unaudited)	2020	2019
Materials & Construction Operating Profit (Loss)	$(3.8)	$(4.5)
Materials & Construction depreciation and amortization	2.8	2.8
EBITDA[1]	(1.0)	(1.7)
Income attributable to noncontrolling interest	0.6	0.3
M&C Adjusted EBITDA[1]	$(0.4)	$(1.4)
[1] See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions, as well as the rapidly changing challenges with, and the Company's plans and responses to, the novel coronavirus (COVID-19) pandemic and related economic disruptions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, risks associated with COVID-19 and its impacts on the Company's businesses, results of operations, liquidity and financial condition, the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui‘ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the SEC. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.